EXHIBIT 10.1

LETTERHEAD OF UNICREDIT BANK AUSTRIA AG

LETTER OF RESPONSE

Century Resorts Management GmbH Untere Viaduktgasse 2 1030 Vienna	FirmenkundenCenter [Corporate clients centre], Vienna south Rennweg 33B 1030 Vienna

Loan agreement

Dear Sir / Madam,

In reference to the talks held with you, we wish to inform you that we are willing to place a revolving credit at your disposal up to the amount of EUR 7,000,000.00 (in words: seven million and 00/100 Euro) at the conditions given below. According to the agreement, the above credit can be used in the form of a fixed-rate loan. It may also be used in the following currencies: US-Dollar (USD).

You authorised us to open the necessary accounts to technically process this loan in the respective currency. For the account number(s), please refer to the bank statement(s) or booking confirmation(s) that are sent to you.

Conditions/fees

The following conditions apply to this loan:

0.2	% per quarter	Loan commission, calculated from the accepted credit line 360 calendar days in advance, charged once each quarter.
2.0	% per annum	Overdraft fee if the general limit is exceeded, charged once each quarter.
16.5	% per annum	Arrears interest, calculated from the due date of the loan on a current account basis, retrospectively, charged once each quarter

If fixed-rate loans are used, monthly advance amounts can be used with a term of 1, 3, 6, 9 or 12 months, whereby if the fixed-rate loans are extended, a total term of 12 months per fixed-rate loans cannot be exceeded.

The interest rate will be re-determined for each interest period, two business days in advance, based on the EURIBOR for the same period that was valid on this day, pursuant to Reuters "EURIBOR" plus a margin of 1.5%, rounded up to the next 0.1%.

On the third business day at the latest before the beginning of every interest period, you will let us know your preferred term. If you do not send us this information by said date, the subsequent interest period will have the same term as the previous one.

The first interest period will begin on the day on which you draw from the loan, and any subsequent withdrawal thereafter. An interest period that ends on a day on a non-business day will not end until the next business day; if this would mean the end of this interest period being delayed until another calendar month, this interest period will end on the business day immediately before the original close of this interest period.

If the above indicator is negative or likely to become negative, a lower limit is hereby agreed that interest will be charged at a percentage of 0% (zero percent). The Borrower will thus pay at least the surcharge agreed on in the previous paragraph (e.g. indicator minus 0.5% and surcharge of 1.5% = borrowing rate for customer 1.5%).

If the indicator then becomes positive again, this will be applied for the interest settlement. This means that the Borrower will again pay the positive indicator, plus the agreed surcharge (e.g. indicator minus 0.25% and surcharge of 1.5% = borrowing rate for customer 1.75%).

If the agreed indicator for the interest rate commitment is no longer announced in the future, the Lender will adapt the interest rate based on an indicator that comes closest to the indicator hereby agreed. In this case, the Lender will inform the Borrower of the new indicator

It is hereby agreed that for the interest rate agreement herein, the current legal and/or economic framework conditions, the Borrower's financial situation, of which the Lender is informed or currently aware, as well as the use of the banking services provided by the Lender in compliance with the contract (see the point "Use of banking services" of the Other Provisions of the loan agreement), will form the basis for the business.

If, therefore:

-	following a change to the legal and/or economic framework conditions, the costs of the Lender for maintaining/refinancing the loan increase, and/or

-

the current economic situation of the Borrower has changed for the worse after the Lender has made its reasoned assessment and/or circumstances have arisen or became known since then, which justify an increased risk evaluation of the Lender's claims, whereby such a change can also be assumed in the event that the obligation to present the financial statements is not met, in spite of a reminder being sent, and/or

-	after the reasoned assessment of the Lender, it turns out that the other agreed banking services have been unused by the Borrower for an extended period of time,

the Lender will offer to negotiate with the Borrower, with the aim of laying down new conditions that take the changed circumstances into reasonable account, preferably by mutual agreement.

If, within a time limit of one month, no agreement is reached, the Lender is entitled to terminate the interest rate agreement in question with immediate effect, and to arrange for reasonable new conditions to be laid down that take into account the changed circumstances. In this case, the Borrower is entitled to terminate the loan arrangement with immediate effect.

You undertake to pay separately the interest and costs charged to the credit account, insofar as they are not covered by the balance or the credit line, at the latest 14 days after they have been entered.

The following expenses will be charged for opening the credit line:

The following conditions apply to this loan, if withdrawals are made in a foreign currency:

2.0% per annum	Overdraft fee if the general limit is exceeded, charged once each quarter.
16.5% per annum	Arrears interest, calculated from the due date of the loan on a current account basis, retrospectively, charged once each quarter

If roll-over tranches are used, advance amounts can be used with a term of 1, 3, 6, 9 or 12 months, whereby if the fixed-rate loans are extended, a total term of 12 months per fixed-rate loans cannot be exceeded.

The interest rate will be re-determined for each interest period, two business days in advance, based on the LIBOR for the same period that was valid on this day, pursuant to Reuters "EURIBOR" plus a margin of 1.5%, rounded up to the next 0.1%.

On the third business day at the latest before the beginning of every interest period, you will let us know your preferred term. If you do not send us this information by said date, the subsequent interest period will have the same term as the previous one.

The first interest period will begin on the day on which you draw from the loan, and any subsequent withdrawal thereafter. An interest period that ends on a day on a non-business day will not end until the next business day; if this would mean the end of this interest period being delayed until another calendar month, this interest period will end on the business day immediately before the original close of this interest period.

The interest rate is 1.5% above the LIBOR rate that is valid on the day, rounded up to the next 0.1%. Interest is charged retrospectively at the end of each quarter. The interest rate will be adjusted on the first banking day of each month and will be effective for the current month. For this adjustment, the LIBOR interest rate for one-month monies will be used, as published by the ICE Benchmark Administration Limited on the Reuters sites "FRBD", in the currency in which the loan is due.

If the above indicator is negative or likely to become negative, a lower limit is hereby agreed that interest will be charged at a percentage of 0% (zero percent). The Borrower will thus pay at least the surcharge agreed on in the previous paragraph (e.g. indicator minus 0.5% and surcharge of 1.5% = borrowing rate for customer 1.5%).

If the indicator then becomes positive again, this will be applied for the interest settlement. This means that the Borrower will again pay the positive indicator, plus the agreed surcharge (e.g. indicator minus 0.25% and surcharge of 1.5% = borrowing rate for customer 1.75%).

If the agreed indicator for the interest rate commitment is no longer announced in the future, the Lender will adapt the interest rate based on an indicator that comes closest to the indicator hereby agreed. In this case, the Lender will inform the Borrower of the new indicator

It is hereby agreed that for the interest rate agreement herein, the current legal and/or economic framework conditions, the Borrower's financial situation, of which the Lender is informed or currently aware, as well as the use of the banking services provided by the Lender in compliance with the contract (see the point "Use of banking services" of the Other Provisions of the loan agreement), will form the basis for the business.

If, therefore:

-	following a change to the legal and/or economic framework conditions, the costs of the Lender for maintaining/refinancing the loan increase, and/or

-

the current economic situation of the Borrower has changed for the worse after the Lender has made its reasoned assessment and/or circumstances have arisen or became known since then, which justify an increased risk evaluation of the Lender's claims, whereby such a change can also be assumed in the event that the obligation to present the financial statements is not met, in spite of a reminder being sent, and/or

-	after the reasoned assessment of the Lender, it turns out that the other agreed banking services have been unused by the Borrower for an extended period of time,

the Lender will offer to negotiate with the Borrower, with the aim of laying down new conditions that take the changed circumstances into reasonable account, preferably by mutual agreement.

If, within a time limit of one month, no agreement is reached, the Lender is entitled to terminate the interest rate agreement in question with immediate effect, and to arrange for reasonable new conditions to be laid down that take into account the changed circumstances. In this case, the Borrower is entitled to terminate the loan arrangement with immediate effect.

The following expenses will be charged for opening the credit line:

Processing fees	EUR	0.00
Opening commission	EUR	24,500.00

By countersigning this loan commitment, any expenses that have already been incurred up until now will be payable. Should the loan commitment not be accepted, these expenses will be due upon expiry of the period of validity of this loan commitment.

Term

The loan will available to you until further notice.

Regardless of this, the loan arrangement can be terminated by either party, with reference to the respectively drawn (partial) credit line, fully or in part, effective for three months, with reference to the respectively non-drawn (partial) credit line, however with immediate effect and at any time, by registered letter.

Securities

For the (further) collateralisation of the loan/credit in question, and for all future loan/credit arrangements, the Lender will need:

the handover of 2 blank bills of exchange together with a declaration from the Borrower stating the intended use, accepted by the company, Century Resorts Management GmbH.

Guarantee to the amount of EUR 7,000,000.00 from the company, Century Casinos, Inc., in accordance with a separate declaration

General provisions for roll-over tranches

On the third business day at the latest before the beginning of every interest period, you will let us know your preferred term. If you do not send us this information by said date, the subsequent interest period will have the same term as the previous one.

On each expiry date of the agreed roll-over periods, you have the option to convert the outstanding credit amount into Euro, or one of the foreign currencies overleaf, entirely at your own risk. We must receive a written communication to this effect at least 3 days before the respective effective date.

The first interest period will begin on the day on which you draw from the loan, and any subsequent withdrawal thereafter. An interest period that ends on a day on a non-business day will not end until the next business day; if this would mean the end of this interest period being delayed until another calendar month, this interest period will end on the business day immediately before the original close of this interest period.

A business day is any day on which commercial banks are open to the public and carry out foreign exchange transactions, in Vienna and the main trading hub of the respective currency (or, differently, also at the local of the central bank of the Country in which the respective currency is the official currency).

General provisions for drawing from the loan in foreign currencies

If, due to changes to the statutory or economic framework conditions, or due to the impossibility to present the refinancing on the international money markets, we are unable to continue to provide the foreign currency loan, we are entitled to convert the outstanding foreign currency amount, plus accrued interests and costs, into Euro and at any time.

If, owing to exchange rate fluctuations, the counter-value in Euro of all outstanding parts of the loan were to exceed the credit lending ceiling resulting from the repayment plan, at our request, you will make any repayments necessary to reduce the outstanding amount to the credit lending ceiling that results from the repayment plan, or provided securities to this extent.

If, due to the development on the exchange market, the exchange rate risk of the foreign currency rises and we do not receive sufficient collateral within a reasonable period of time, or, if to legal or other circumstances for which we are not responsible, the refinancing in the foreign currency is no longer possible, or the loan becomes due for repayment in full and is not reduced in spite of a reminder, we are entitled to convert the outstanding amount due in foreign currency into the domestic currency, sending you due notification. In this case, we will charge any expenses and exchange rate differences incurred to your transaction account.

All payments are to be made without deducting or withholding any present or future taxes, duties or fees, expenses or other costs (excluding income tax of the Lender, which will be levied in Austria), of any type whatsoever. If you are obligated at any time to make such deductions or retentions on said payments, you must make payments in such an amount that we, once these payments have been made, receive the agreed amounts in full.

You and any guarantors (jointly liable persons, pledgors) expressly confirm that you have been informed by us as part of a detailed personal consultation session, about the possible risks of taking out a loan in foreign currency, and in particular that you acknowledge that in the case of exchange rate fluctuations (in a direct comparison with Euro financings), this may result in higher repayment amounts.

It is hereby agreed that all relevant risks (in particular also the exchange and conversion risk) is borne entirely by you, and you will independently enquire about the current developments in foreign exchange rates in your own interest.

We are entitled to refuse to carry out conversion orders if this could lead, in our reasoned judgement, to a higher risk evaluation of our claims, and sufficient (additional) collateral is not effectively provided.

Further agreements.

In accordance with the agreement, we have noted that you will use means from the financing in question for acquisitions and for extending or outfitting existing or new businesses in the gambling industry in the following core markets of your group – European Union, Canada, Bermuda, Georgia and the United States of America.

SANCTIONS CLAUSE

1.	Definitions

“Sanctions” are all economic, financial or trade sanction laws, ordinances, implementing regulations, restrictive measures or other sanctioning systems, which are [sic] by:

(a) the United Nations;
(b) the European Union;
(c) the United States of America;
(d) the Republic of Austria;
(e) the United Kingdom;
(f) the government, any public institution, authority and/or any office of the persons listed in (a) to (e); and/or
(g) any other government, public institution, authority and/or any other office with jurisdiction over a party to the contract and/or the company in its group;

"sanctioned Country" is any Country or area, or the government thereof, which is/are subject to national or territorial sanctions.

"sanctioned person" is a person (including legal persons, organisations and institutions) who is sanctioned or who/which is held or controlled by such a person.

2.	Assurance

Sanctions (recurring assurances)

[Neither] [the company/the Borrower/the Debtor] nor any member of the group of any member of the management, executive employee or other employee, is currently affected by the sanctions, is a sanctioned person or violates any sanctions whatsoever.

3.	General obligations

Sanctions

[The company/the Borrower/the Debtor] will not use the monies from the [loan/loans] or from other services provided by UniCredit Bank Austria AG, either directly or indirectly, or lend these to a subsidiary, a joint-venture partner or another person, invest or other provide these, (i) to finance any [prohibited] activities or deals from or with a sanctioned person or in a sanctioned country, and/or to provide services (ii) that would in any other way lead to a person violating sanctions.

Other provisions

1.

You and the co-debtor(s) hereby agree that we are entitled to charge you and respectively to charge your transaction account, with interest, for all and any other ancillary fees incurred during the business relationship, as well as any amounts that we are entitled to charge you for any reason whatsoever (such as dunning fees, and costs and fees of any type), cash expenditures and expenses that are connected with the granting of the loan, collateral, processing, increase and debt recovery of the loan, even if these are not determined by the courts.

2.

It is hereby agreed that for the entire term of this loan, you will adequately insure all your investments and stocks against all usual risks and ensure the timely payment of the premium. You also agree, upon our specific request, to assign to us all receivables that are owed to you by the insurance company in any case of loss based on the concluded insurance policy.

3.a)We take the liberty of establishing, by mutual agreement, that when taking out loans with other credit institutions, you will inform us about the provision of securities of any kind whatsoever, and about the conclusion of leasing and factoring agreements.

b)Furthermore, without our consent you will not grant any loans to third parties, nor assume liabilities in favour of third parties, except within your usual business activities.

c) You also allow us, either for valuable consideration or free of charge, to sell, encumber or assign your relevant assets, or otherwise to dispose thereof, decreasing their value, without our consent.

d)Furthermore, you and the co-debtor(s) will inform us about any 50% or majority shareholdings in other companies. Our consent is required for any measures such as changes to the ownership structure in assets that are decided as collateralisation, or which might lead to a reduction in the value of such assets, as well as the contractual change of ownership in the borrowing company or a major part thereof, and respectively all changes in the company capital.

e)All obligations assumed by you and the co-debtor(s) with regard to this loan, will be transferred to the respective legal successor(s). Regardless of this, however, unless otherwise agreed, your liability and that of your co-debtor(s) will expressly remain.

4.You and the co-debtor(s) will inform us without delay, during the term of the loan, of any change in your/their business/mailing address. We will send all mail to the last address provided to us. Notification send in this way will been deemed legally valid.

5. a)It is hereby agreed that during the term of the loan, you will submit to us the financial statements as well as the profit and loss statements of your company/group of companies, respectively after they have been issued (at the latest, however, six months after the balance sheet date), and to issue us with interim financial statements at our request. (This applies accordingly to income/expenses calculations). You hereby authorise us to request these documents also directly from your tax consultant and release your tax consultant for this purpose from his/her ethical obligation to maintain secrecy. You will furthermore allow us to examine your accounts and visit your premises. Any costs incurred thereby will be at your expense.

b)You and the co-debtor(s) will inform us without delay, during the term of the loan, of any major changes in your/their financial situation and earning capacity, as well as those of the co-debtors.

c)We kindly request you to inform us as early as possible of any trade authority requirements (in particular also relating to the environment), which might considerably influence the economic situation of your company.

6.If we learn of circumstances before the loan is used, which we believe reduce the security of the credit claim, the loan commitment will be deemed to have been revoked. In this case, all fees and costs must be reimbursed to us.

7. If the underlying business requirements of this loan agreement change considerably due to events, such as official decrees, legal amendments etc., that cannot be influenced by the parties to the contract, contractual adjustments may be demanded in reference to the changed framework conditions.

8. Contributions serve primarily for the correction of any costs, expenditures, fees, commission and any interest/arrears interest due. Once all the aforementioned payables have been settled, the shares in the capital of the loan in question will be adjusted. Any withdrawals exceeding the credit line and unsecured capital shares are deemed as priority in this connection. Any different purpose for contributions requires out express consent.

9. We are entitled, should you and the co-debtor(s) fall in arrears with even a single payment in spite of a reminder, after a grace period of at least 14 days has been set, to demand immediate payment of the total claim.

10. We are entitled, without notifying the co-debtor(s), to grant extensions and deferred payment terms.

11. The failure to exercise rights does not imply in any way that the Borrower waives such rights.

12. When granting the loan, we may work on the assumption that you will avail yourself of the services of our bank to a reasonable extent for your banking transactions.

13. You hereby confirm that you are taking out the loan in question for your own account.

14.Any use of the loan money for the purchase of shares of UniCredit S.p.A. is excluded pursuant to Section 66a Aktiengesetz [Stock Corporation Act].

15.Pursuant to Section 11(4) ESAEG [Einlagensicherungs- und Anlegerentschädigungsgesetz = Deposit Guarantee Schemes and Investor Compensation Act] (Federal Gazette I. no. 117/2015), your liabilities to the Lender, which became due for payment before or at least on the date on which the claim arises (as in the case of outstanding loan instalments), can be set off against your capital contributions when calculating the amount to be reimbursed in the case of a claim on the part of the Borrower.

16.You and the co-debtor(s) expressly and irrevocably authorised us to obtain any information we believe to be important from authorities, courts (e.g. copies and notifications from the register of persons etc.), as well as insurance undertakings, and authorise the authorities, courts and insurance undertakings to provide such information and take action in this respect.

17.For any legal disputes, the competent district court of Vienna is the agreed place of jurisdiction (Section 104 JN); we reserve the right, however, to sue you before any other ordinary court of law in Austria. Austrian law applies.

18.Unless any other provisions have been made, for the contractual relationship in place between us, the "General terms and conditions of business of UniCredit Bank Austria AG" shall apply.

All and any effects of this loan agreement will be fully transferred, both on the Borrower's and on the Lender's side, to any universal successor.

In conclusion, we request both you and any co-debtors to confirm your agreement with this letter, and to accept all the provisions herein, by placing your legally binding signature on the attached response letter, whereby we will keep this offer open for one month. Please return this to us within one week after signing.

Best regards

UniCredit Bank Austria AG

/s/ Mr. Roman Rabak

/s/ Mrs. Karin Winter

Agreed:

Vienna, August 13, 2018	/s/ Andreas Terler
Place, Date	Legally binding signature (s) of Borrower, Century Resorts Management GmbH

Agreed:

Colorado Springs, August 13, 2018	/s/ Margaret Stapleton
Place, Date	Legally binding signature (s) of Guarantor (= Co- debtor), Century Casinos, Inc.